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EXHIBIT 3.1

                         ACTIONS WITH RESPECT TO BYLAWS

         By unanimous written consent of the board of directors of Overhill Farms, Inc., a Nevada corporation (the "Corporation"), dated on or about June 13, 2003, and in accordance with Article VII of the Corporation's amended and restated bylaws ("Bylaws"):

A. Effective as of the date, if any, of stockholder approval of a proposal to amend Article 9 of the Corporation's amended and restated articles of incorporation in the manner described in the above-referenced written consent, Section 2.9 of Article II of the Bylaws shall be amended and restated to read in its entirety as follows:

                  SECTION 2.9 Unless otherwise provided in the NRS or the articles of incorporation, any action required or permitted to be taken at a meeting of common stockholders may be taken without a meeting if, before the action is taken, the board of directors approves the action and a written consent thereto is signed by stockholders holding at least a majority of the voting power of the outstanding common stock, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required. Unless otherwise provided in the NRS or the articles of incorporation, any action required or permitted to be taken at a meeting of holders of Series A Convertible Preferred Stock of the Corporation may be taken without a meeting if, before or after the action, a written consent thereto is signed by stockholders holding at least a majority of the voting power of the outstanding Series A Convertible Preferred Stock, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required.

                  Notwithstanding anything contained in Section 2.10 of these amended and restated bylaws, for the purpose of determining stockholders entitled to express consent to corporate action in writing without a meeting, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors and which record date shall not be more than ten (10) days from the date upon which the resolution fixing the record date is adopted by the board of directors. If no record date is fixed, the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting when no prior action of the board of directors is required, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation in accordance with applicable law, or, if prior action of the board of directors is required, shall be at the close of business on the day on which the board of directors adopts the resolution taking such prior action. To be valid, a consent to corporate action in writing without a meeting must be delivered to or mailed and received at the principal executive offices of the corporation not less than sixty (60) days after the earliest date that a stockholder signed the consent.



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B.       Effective as of June 13, 2003, Section 1.1 of Article I of the
         Corporation's Bylaws was amended and restated to read in its entirety as follows:

                  SECTION 1.1. The principal office of the corporation shall be located at such place within or outside of the State of Nevada as the board of directors may determine from time to time.

         The remainder of the Corporation's Bylaws remain in full force and effect.

                            CERTIFICATE OF SECRETARY

         The undersigned certifies that:

                  (1) The undersigned is the duly elected and acting Secretary of Overhill Farms, Inc., a Nevada corporation (the "Company"); and

                  (2) The foregoing Actions with Respect to Bylaws describes actions taken with respect to the Company's Bylaws, as duly adopted and approved by unanimous written consent of the Company's board of directors on or about June 13, 2003.

         IN WITNESS WHEREOF, I have hereunto subscribed my name on or about June 13, 2003.

                                              /s/ RICHARD A. HORVATH
                                              ----------------------------------
                                              Richard A. Horvath, Secretary